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Exhibit 5.1

[GREENBERG TRAURIG, LLP LETTERHEAD]

December 23, 2003

SatCon Technology Corporation
161 First Street
Cambridge, Massachusetts 02142

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 6,677,663 shares of Common Stock, $0.01 par value per share (the "Shares"), of SatCon Technology Corporation, a Delaware corporation (the "Company"). The Shares include:

        1.     Pursuant to the Registration Rights Agreement, dated as of October 31, 2003, in connection with the Series B Convertible Preferred Stock Purchase Agreement, dated as of October 31, 2003, among the Company and the Purchasers set forth on Exhibit A thereto: (i) 3,070,000 shares of common stock issuable upon conversion of Series B Preferred Stock and (ii) 1,228,000 shares of common stock issued upon exercise of warrants at an exercise price of $3.32 per share.

        2.     (i) 19,980 shares of common stock issuable upon exercise of warrants at an exercise price of $0.01 per share, (ii) 229,631 shares of common stock issued upon exercise of warrants at an exercise price of $0.01 per share (the "Penny Warrant Shares"), (iii) 16,164 shares of common stock issuable upon exercise of warrants at an exercise price of $2.32 per share, (iv) 15,763 shares of common stock issuable upon exercise of warrants at an exercise price of $1.586 per share, (v) 335,000 shares of common stock issuable upon exercise of warrants at an exercise price of $1.05 per share, (vi) 250,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.72 per share, (vii) 90,000 shares of common stock issuable pursuant to a consulting agreement (the "Consulting Shares"), (viii) 144,000 shares of common stock issued upon conversion of Series A Preferred Stock (the "Series A Conversion Shares"), (ix) 56,000 shares of common stock issued upon conversion of a convertible subordinated debenture (the "Note Conversion Shares"), (x) 100,000 shares of common stock issued upon exercise of warrants at an exercise price of $1.00 per share (the "Dollar Warrant Shares"), (xi) 20,548 shares of common stock issued as payment for the first-year dividend on certain shares of Series A Preferred Stock (the "Series A Dividend Shares"), (xii) 8,298 shares issued as payment for the first year interest on the convertible subordinated debentures (the "First Year Interest Shares"), (xiii) 76,054 shares of common stock issued as payment for the first-six months dividend on the Series B Preferred Stock (the "Series B Dividend Shares" and, together with the Series A Dividend Shares, the "Dividend Shares") and (xiv) an estimated 1,018,225 shares of common stock potentially issuable as payment for subsequent dividends on the Series B Preferred Stock through October 31, 2008 (the "Potential Dividend Shares").

        All of the Shares are being registered on behalf of certain stockholders, warrantholders and/or consultants of the Company (the "Selling Stockholders").

        We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the

Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and (i) in the case of the Penny Warrant Shares, the Dollar Warrant Shares, the Series A Conversion Shares, the Note Conversion Shares, the First Year Interest Shares and the Dividend Shares, are validly issued, fully paid and nonassessable and (ii) in the case of the balance of the Shares, will be validly issued, fully paid and nonassessable, upon (A) exercise of the warrants, (B) conversion of the Series B Preferred Stock, (C) payment of the Consulting Shares or (D) payment of the Potential Dividend Shares, as the case may be, in accordance with the respective terms thereof.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion. set forth herein.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP
GREENBERG TRAURIG, LLP

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  Exhibit 5.1